Exhibit 99.1

March 27, 2009

Tofutti Press Release


Company Contact:  Steve Kass
                           Chief Financial Officer
                           (908) 272-2400
                           (908) 272-9492 (Fax)



                         TOFUTTI ANNOUNCES 2008 RESULTS

         Cranford, New Jersey -- March 27, 2009 -- TOFUTTI BRANDS INC. (AMEX
Symbol: TOF) issued its results for the fifty-two week period ended December 27, 2008 today. Net sales for the fifty-two weeks ended December 27, 2008 were $19,609,000, an increase of $459,000, or 2%, from company's net sales of $19,150,000 for the fifty-two weeks ended December 29, 2007.

         The company's gross profit in fiscal 2008 decreased by $100,000, or 2%, and its gross profit percentage decreased to 27% in fiscal 2008 from 29% in fiscal 2007 due to the significant price increases to certain key ingredients and packaging. These increases were primarily attributable to supply shortages and the sharp rise in commodity and petroleum prices in the first half of fiscal 2008.

         For fiscal 2008, the company's income before income taxes declined to $435,000 from $799,000 in fiscal 2007. Net income for fiscal 2008 decreased to $217,000 ($0.04 per share) compared to $465,000 ($0.08 per share) for fiscal 2007.

         "While we succeeded to a limited degree in increasing our sales in fiscal 2008, our efforts were negated in great measure by the general economic decline in the United States. We believe that we have solved the production issues that we encountered in fiscal 2007 and are now actively attempting to reduce our expenses to improve our gross profit margin. We continue to believe that the business plan we formulated last year, to concentrate on our core business of non-dairy frozen desserts and soy-cheese products, will drive the growth in our sales and operating income, subject to the vagaries of our current economic climate," said David Mintz, the Company's Chairman and CEO. TOFUTTI BRANDS INC. is principally involved in the development, production and marketing of TOFUTTI brand soy-based, dairy-free frozen desserts, soy-based dairy free cheese products and other soy-based, dairy-free food products. TOFUTTI products are sold in grocery stores, supermarkets, health and convenience stores throughout the United States and in approximately twenty-five other countries.

         Some of the statements in this press release concerning the Company's future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results may vary significantly based upon a number of factors including, but not limited to business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company's filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

                               TOFUTTI BRANDS INC.
                              Statements of Income
                    (in thousands, except per share figures)

                                          Fifty-two weeks       Fifty-two weeks
                                               ended                 ended
                                         December 27, 2008     December 29, 2007
                                         -----------------     -----------------


Net sales............................        $19,609               $19,150

Cost of sales........................         14,187                13,628
                                              ------                ------

Gross profit.........................          5,422                5,522

Operating expenses...................          4,987                4,723
                                               -----                -----

Income before income taxes ..........            435                  799

Income taxes.........................            218                  334
                                                 ---                  ---

Net income ..........................           $217                 $465
                                                ====                 ====

Weighted average number of
  shares outstanding:

         Basic.......................          5,476                5,620
                                               =====                =====

         Diluted.....................          5,716                5,884
                                               =====                =====

Net income per share:

         Basic.......................          $0.04                $0.08
                                               =====                =====

         Diluted.....................          $0.04                $0.08
                                               =====                =====

                               TOFUTTI BRANDS INC.
                                 Balance Sheets
                    (in thousands, except per share figures)


                                                     December 27,  December 29,
                                                        2008          2007
                                                     ------------  ------------
Assets
Current assets:
     Cash and cash equivalents                        $  238         $1,499
     Accounts receivable, net of allowance for
        doubtful accounts of $528 and $430,
        respectively                                   1,574          1,991
     Inventories                                       2,334          1,552
     Prepaid expenses                                     19             46
     Refundable income taxes                             555            770
     Deferred income taxes                               324            298
                                                         ---            ---
          Total current assets                         5,044          6,156
                                                       -----          -----

Fixed assets (net of accumulated amortization of
     $29 and $24)                                         19             24
Other assets                                              16             16
                                                          --             --
                                                      $5,079         $6,196
                                                      ======         ======

Liabilities and Stockholders' Equity
Current liabilities:
     Accounts payable                                  $ 398          $ 633
     Accrued expenses                                    565            566
     Accrued officers' compensation                      500            500
                                                         ---            ---
          Total current liabilities                    1,463          1,699
                                                       -----          -----

Commitment and Contingencies
Stockholders' equity:
     Preferred stock - par value $.01 per share;
         authorized 100,000 shares, none issued           --             --
     Common stock - par value $.01 per share;
         authorized 15,000,000 shares, issued
         and outstanding 5,189,343 shares at
         December 27, 2008 and 5,653,467 shares
         at December 29, 2007                             52             57
     Additional paid-in capital                           --            225
     Retained earnings                                 3,564          4,215
                                                       -----          -----
          Total stockholders' equity                   3,616          4,497
                                                       -----          -----
          Total liabilities and stockholders' equity  $5,079         $6,196
                                                      ======         ======